Exhibit 2.47

BORROWER:	DAL GROUP, LLC, a Delaware limited liability company

GUARANTOR:	______________, a Delaware limited liability company

Date:_________________________, 2010

CONTINUING AND UNCONDITIONAL GUARANTY

To:          BANK OF AMERICA, N.A.

1.   The Guaranty.  For valuable consideration, the undersigned ("Guarantor") hereby unconditionally guarantees and promises to pay promptly to BANK OF AMERICA, N.A., its subsidiaries and affiliates (collectively, "Bank"), or order, in lawful money of the United States, any and all Indebtedness of DAL GROUP, LLC, a Delaware limited liability company ("Borrower"), to Bank when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter until the Indebtedness is paid in full and the Bank has no further funding obligations thereunder.  The liability of Guarantor under this Guaranty is not limited as to the principal amount of the Indebtedness guaranteed and includes, without limitation, liability for all interest, fees, indemnities (including, without limitation, hazardous waste indemnities), and other costs and expenses relating to or arising out of the Indebtedness and for all Swap Obligations now or hereafter owing from Borrower to Bank, if any.  The liability of Guarantor is continuing and relates to any Indebtedness, including that arising under successive transactions which shall either continue the Indebtedness or from time to time renew it after it has been satisfied.  This Guaranty is cumulative and does not supersede any other outstanding guaranties, and the liability of Guarantor under this Guaranty is exclusive of Guarantor's liability under any other guaranties signed by Guarantor.  If multiple individuals or entities sign this Guaranty, their obligations under this Guaranty shall be joint and several.  If Guarantor is a subsidiary or affiliate of Borrower, Guarantor's liability hereunder shall not exceed, at any one time, the largest amount during the period commencing with Guarantor's execution of this Guaranty and thereafter that would not render Guarantor's obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

2.   Definitions.

(a) "Bank Agreements" shall mean all agreements, documents, and instruments evidencing any of the Indebtedness, including but not limited to all loan agreements between Borrower and Bank and promissory notes from Borrower in favor of Bank, and all deeds of trust, mortgages, security agreements, and other agreements, documents, and instruments executed by Borrower in connection with the Indebtedness, all as now in effect and as hereafter amended, restated, renewed, or superseded.

(b) “Borrower" shall mean the individual or the entity named in Paragraph 1 of this Guaranty and, if more than one, then any one or more of them.

(c) "Guarantor" shall mean the individual or the entity signing this Guaranty and, if more than one, then any one or more of them.

(d) "Indebtedness" shall mean any and all debts, liabilities, and obligations of Borrower to Bank, now or hereafter existing, whether voluntary or involuntary and however arising, whether direct or indirect or acquired by Bank by assignment, succession, or otherwise, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, held or to be held by Bank for its own account or as agent for another or others, whether Borrower may be liable individually or jointly with others, whether recovery upon such debts, liabilities, and obligations may be or hereafter become barred by any statute of limitations, and whether such debts, liabilities, and obligations may be or hereafter become otherwise unenforceable.  Indebtedness includes, without limitation, any and all Swap Obligations, if any, and any and all obligations of Borrower to Bank for reasonable attorneys' fees and all other costs and expenses incurred by Bank in the collection or enforcement of any debts, liabilities, and obligations of Borrower to Bank.

Without limiting the generality of the term "Indebtedness", Indebtedness shall include, without limitation, that certain Promissory Note executed by the Borrower in favor of the Lender dated even date herewith in the original principal amount of $15,000,000.00.

(e) “Swap Obligations” shall mean all obligations of Borrower arising under any interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, securities puts, calls, collars, options or forwards or any combination of, or option with respect to, these or similar transactions now or hereafter entered into between Borrower and Bank.

3.   Obligations Independent.  The obligations hereunder are independent of the obligations of Borrower or any other guarantor, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or any other guarantor or whether Borrower or any other guarantor be joined in any such action or actions.  Anyone executing this Guaranty shall be bound by its terms without regard to execution by anyone else.

4.   Rights of Bank.  Guarantor acknowledges, consents and agrees that the Bank may, subject to the terms of the relevant loan documents with the Borrower, without notice or demand to Guarantor and without affecting the Guarantor’s liability hereunder, from time to time to:

(a) renew, compromise, extend, accelerate, or otherwise change the time for payment, or otherwise change the terms, of the Indebtedness or any part thereof, including increase or decrease of the rate of interest thereon, or otherwise change the terms of any Bank Agreements;

(b) receive and hold security for the payment of this Guaranty or any Indebtedness and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security;

(c) apply such security and direct the order or manner of sale thereof as Bank in its discretion may determine;

(d) release or substitute any Guarantor or any one or more of any endorsers or other guarantors of any of the Indebtedness; and

(e) permit the Indebtedness to exceed Guarantor's liability under this Guaranty, and Guarantor agrees that any amounts received by Bank from any source other than Guarantor shall be deemed to be applied first to any portion of the Indebtedness not guaranteed by Guarantor.

5.   Guaranty to be Absolute.  Guarantor agrees that until the Indebtedness has been paid in full and any commitments of Bank or facilities provided by Bank with respect to the Indebtedness have been terminated, Guarantor shall not be released by or because of the taking, or failure to take, any action that might in any manner or to any extent vary the risks of Guarantor under this Guaranty or that, but for this paragraph, might discharge or otherwise reduce, limit, or modify Guarantor's obligations under this Guaranty.  Guarantor waives and surrenders any defense to any liability under this Guaranty based upon any such action, including but not limited to any action of Bank described in the immediately preceding paragraph of this Guaranty.  It is the express intent of Guarantor that Guarantor’s obligations under this Guaranty are and shall be absolute and unconditional.

6.   Guarantor's Waivers of Certain Rights and Certain Defenses.  Guarantor waives:

(a) any right to require Bank to proceed against Borrower, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in Bank's power whatsoever;

(b) any defense arising by reason of any disability or other defense of Borrower, or the cessation from any cause whatsoever of the liability of Borrower;

(c) any defense based on any claim that Guarantor's obligations exceed or are more burdensome than those of Borrower;

(d) Guarantor, if an individual, also expressly waives any rights Guarantor may have under Florida Statute Section 222.11(2)(b) (“Exemption of wages from garnishment”); and

(e) the benefit of any statute of limitations affecting Guarantor's liability hereunder.

No provision or waiver in this Guaranty shall be construed as limiting the generality of any other waiver contained in this Guaranty.

7.   Waiver of Subrogation.  Until the Indebtedness has been paid in full and any commitments of Bank or facilities provided by Bank with respect to the Indebtedness have been terminated, even though the Indebtedness may be in excess of Guarantor’s liability hereunder, Guarantor (a) waives to the extent permitted by applicable law any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory, or otherwise) including, without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, arising from the existence or performance of this Guaranty, and (b) waives to the extent permitted by applicable law any right to enforce any remedy that Bank now has or may hereafter have against Borrower, and (c) waives any benefit of, and any right to participate in, any security now or hereafter held by Bank.

8.   Waiver of Notices.  Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of intent to accelerate, notices of acceleration, notices of any suit or any other action against Borrower or any other person, any other notices to any party liable on any Bank Agreement (including Guarantor), notices of acceptance of this Guaranty, notices of the existence, creation, or incurring of new or additional Indebtedness to which this Guaranty applies or any other Indebtedness of Borrower to Bank, and notices of any fact that might increase Guarantor’s risk.

9.   Security.  To secure all of Guarantor's obligations hereunder, Guarantor assigns and grants to Bank a security interest in all moneys, securities, and other property of Guarantor now or hereafter in the possession of Bank, all deposit accounts of Guarantor maintained with Bank, and all proceeds thereof.  Upon default or breach of any of Guarantor's obligations to Bank, Bank may apply any deposit account to reduce the Indebtedness, and may foreclose any collateral as provided in the Uniform Commercial Code and in any security agreements between Bank and Guarantor.

10.   Subordination.  Any obligations of Borrower to Guarantor, now or hereafter existing, including but not limited to any obligations to Guarantor as subrogee of Bank or resulting from Guarantor's performance under this Guaranty, are hereby subordinated to the Indebtedness.  In addition to Guarantor's waiver of any right of subrogation as set forth in this Guaranty with respect to any obligations of Borrower to Guarantor as subrogee of Bank, Guarantor agrees that, if upon the occurrence of an Event of Default (as defined in the Loan Agreement) Bank so requests, Guarantor shall not demand, take, or receive from Borrower, by setoff or in any other manner, payment of any other obligations of Borrower to Guarantor until the Indebtedness has been paid in full and any commitments of Bank or facilities provided by Bank with respect to the Indebtedness have been terminated.  If any payments are received by Guarantor in violation of such waiver or agreement, such payments shall be received by Guarantor as trustee for Bank and shall be paid over to Bank on account of the Indebtedness, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.  Any security interest, lien, or other encumbrance that Guarantor may now or hereafter have on any property of Borrower is hereby subordinated to any security interest, lien, or other encumbrance that Bank may have on any such property.

11.   Revocation of Guaranty.

(a) This Guaranty may be revoked at any time by Guarantor in respect to future transactions.  Such revocation shall be effective upon actual receipt by Bank, at the address shown below or at such other address as may have been provided to Guarantor by Bank, of written notice of revocation.  Revocation shall not affect any of Guarantor's obligations or Bank's rights with respect to transactions committed or entered into prior to Bank's receipt of such notice, regardless of whether or not the Indebtedness related to such transactions, before or after revocation, has been incurred, renewed, compromised, extended, accelerated, or otherwise changed as to any of its terms, including time for payment or increase or decrease of the rate of interest thereon, and regardless of any other act or omission of Bank authorized hereunder.  Revocation by Guarantor shall not affect any obligations of any other guarantor.

(b) In the event of the death of a Guarantor, the liability of the estate of the deceased Guarantor shall continue in full force and effect as to (i) the Indebtedness existing at the date of death, and any renewals or extensions thereof, and (ii) loans or advances made to or for the account of Borrower after the date of the death of the deceased Guarantor pursuant to a commitment made by Bank to Borrower prior to the date of such death.  As to all surviving Guarantors, this Guaranty shall continue in full force and effect after the death of a Guarantor, not only as to the Indebtedness existing at that time, but also as to the Indebtedness thereafter incurred by Borrower to Bank.

(c) Guarantor acknowledges and agrees that this Guaranty may be revoked only in accordance with the foregoing provisions of this paragraph and shall not be revoked simply as a result of any change in name, location, or composition or structure of Borrower, the dissolution of Borrower, or the termination, increase, decrease, or other change of any personnel or owners of Borrower.

12.   Reinstatement of Guaranty.  If this Guaranty is revoked, returned, or canceled, and subsequently any payment or transfer of any interest in property by Borrower to Bank is rescinded or must be returned by Bank to Borrower, this Guaranty shall be reinstated with respect to any such payment or transfer, regardless of any such prior revocation, return, or cancellation.

13.   Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Indebtedness is stayed upon the insolvency, bankruptcy, or reorganization of Borrower or otherwise, all such Indebtedness guaranteed by Guarantor shall nonetheless be payable by Guarantor immediately if requested by Bank.

14.   Information Relating to Borrower.  Guarantor acknowledges and agrees that it has made such independent examination, review, and investigation of the Bank Agreements as Guarantor deems necessary and appropriate, including, without limitation, any covenants pertaining to Guarantor contained therein, and shall have sole responsibility to obtain from Borrower any information required by Guarantor about any modifications thereto.  Guarantor further acknowledges and agrees that it shall have the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning Borrower's financial condition or business operations as Guarantor may require, and that Bank has no duty, and Guarantor is not relying on Bank, at any time to disclose to Guarantor any information relating to the business operations or financial condition of Borrower.

15.   Borrower's Authorization.  Where Borrower is a corporation, partnership, or limited liability company, it is not necessary for Bank to inquire into the powers of Borrower or of the officers, directors, partners, members, managers, or agents acting or purporting to act on its behalf, and any Indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder, subject to any limitations on Guarantor's liability set forth herein.

16.   Guarantor Information; Reporting to Credit Bureaus.  Guarantor authorizes Bank to verify or check any information given by Guarantor to Bank, check Guarantor’s credit references, verify employment, and obtain credit reports.  Guarantor agrees that Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Indebtedness and/or Guarantor as is consistent with Bank's policies and practices from time to time in effect.  Guarantor acknowledges and agrees that the authorizations provided in this paragraph apply to any individual general partner of Guarantor and to Guarantor’s spouse and any such general partner’s spouse if Guarantor or such general partner is married and lives in a community property state.

17.   Change of Status.  Any Guarantor that is a business entity shall not enter into any consolidation, merger, or other combination unless Guarantor is the surviving business entity.  Further, Guarantor shall not change its legal structure unless (a) Guarantor obtains the prior written consent of Bank and (b) all Guarantor's obligations under this Guaranty are assumed by the new business entity.

18.   Remedies. If Guarantor fails to fulfill its duty to pay all Indebtedness guaranteed hereunder, Bank shall have all of the remedies of a creditor and, to the extent applicable, of a secured party, under all applicable law.  Without limiting the foregoing to the extent permitted by law, Bank may, at its option and without notice or demand:

(a) declare any Indebtedness due and payable at once;

(b) take possession of any collateral pledged by Borrower or Guarantor, wherever located, and sell, resell, assign, transfer, and deliver all or any part of the collateral at any public or private sale or otherwise dispose of any or all of the collateral in its then condition, for cash or on credit or for future delivery, and in connection therewith Bank may impose reasonable conditions upon any such sale.  Further, Bank, unless prohibited by law the provisions of which cannot be waived, may purchase all or any part of the collateral to be sold, free from and discharged of all trusts, claims, rights of redemption and equities of Borrower or Guarantor whatsoever.  Guarantor acknowledges and agrees that the sale of any collateral through any nationally recognized broker-dealer, investment banker, or any other method common in the securities industry shall be deemed a commercially reasonable sale under the Uniform Commercial Code or any other equivalent statute or federal law, and expressly waives notice thereof except as provided herein; and

(c) set off against any or all liabilities of Guarantor all money owed by Bank or any of its agents or affiliates in any capacity to Guarantor, whether or not due, and also set off against all other liabilities of Guarantor to Bank all money owed by Bank in any capacity to Guarantor.  If exercised by Bank, Bank shall be deemed to have exercised such right of setoff and to have made a charge against any such money immediately upon the occurrence of such default although made or entered on the books subsequent thereto.

19.   Notices.  All notices required under this Guaranty shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Guaranty, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as Bank and Guarantor may specify from time to time in writing.  Notices sent by (a) first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail, postage prepaid, (b) overnight courier shall be deemed delivered on the next business day, and (c) telecopy shall be deemed delivered when transmitted.

20.   Successors and Assigns.  This Guaranty (a) binds Guarantor and Guarantor's executors, administrators, successors, and assigns, provided that Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of Bank, and (b) inures to the benefit of Bank and Bank's indorsees, successors, and assigns.  Bank may, without notice to Guarantor and without affecting Guarantor's obligations hereunder, sell, assign, grant participations in, or otherwise transfer to any other person, firm, or corporation the Indebtedness and this Guaranty, in whole or in part.  Guarantor agrees that Bank may disclose to any assignee or purchaser, or any prospective assignee or purchaser, of all or part of the Indebtedness any and all information in Bank's possession concerning Guarantor, this Guaranty, and any security for this Guaranty.

21.   Amendments, Waivers, and Severability.  No provision of this Guaranty may be amended or waived except in writing.  No failure by Bank to exercise, and no delay in exercising, any of its rights, remedies, or powers shall operate as a waiver thereof, and no single or partial exercise of any such right, remedy, or power shall preclude any other or further exercise thereof or the exercise of any other right, remedy, or power.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision of this Guaranty.

22.   Costs and Expenses.  Guarantor agrees to pay all reasonable attorneys' fees, including allocated costs of Bank's in-house counsel to the extent permitted by applicable law, and all other costs and expenses that may be incurred by Bank (a) in the enforcement of this Guaranty or (b) in the preservation, protection, or enforcement of any rights of Bank in any case commenced by or against Guarantor or Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute.

23.   Governing Law and Jurisdiction.  This Guaranty shall be governed by and construed and enforced in accordance with the law of the State of Florida.  To the extent that Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive Bank of such rights and remedies as may be available under federal law.  Jurisdiction and venue for any action or proceeding to enforce this Guaranty shall be the forum appropriate for such action or proceeding against Borrower, to which jurisdiction Guarantor irrevocably submits and to which venue Guarantor waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith.  It is provided, however, that if Guarantor owns property in another state, notwithstanding that the forum for enforcement action is elsewhere, Bank may commence a collection proceeding in any state in which Guarantor owns property for the purpose of enforcing provisional remedies against such property.  Service of process by Bank in connection with such action or proceeding shall be binding on Guarantor if sent to Guarantor by registered or certified mail at its address specified below.

24.   DISPUTE RESOLUTION PROVISION.  THIS PARAGRAPH, INCLUDING THE SUBPARAGRAPHS BELOW, IS REFERRED TO AS THE “DISPUTE RESOLUTION PROVISION.”  THIS DISPUTE RESOLUTION PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

A. THIS DISPUTE RESOLUTION PROVISION CONCERNS THE RESOLUTION OF ANY CONTROVERSIES OR CLAIMS BETWEEN THE PARTIES, WHETHER ARISING IN CONTRACT, TORT OR BY STATUTE, INCLUDING BUT NOT LIMITED TO CONTROVERSIES OR CLAIMS THAT ARISE OUT OF OR RELATE TO: (I) THIS AGREEMENT (INCLUDING ANY RENEWALS, EXTENSIONS OR MODIFICATIONS); OR (II) ANY DOCUMENT RELATED TO THIS AGREEMENT (COLLECTIVELY A "CLAIM").  FOR THE PURPOSES OF THIS DISPUTE RESOLUTION PROVISION ONLY, THE TERM “PARTIES” SHALL INCLUDE ANY PARENT CORPORATION, SUBSIDIARY OR AFFILIATE OF THE LENDER INVOLVED IN THE SERVICING, MANAGEMENT OR ADMINISTRATION OF ANY OBLIGATION DESCRIBED OR EVIDENCED BY THIS AGREEMENT.

B. AT THE REQUEST OF ANY PARTY TO THIS AGREEMENT, ANY CLAIM SHALL BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (TITLE 9, U.S. CODE) (THE "ACT").  THE ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY THE LAW OF A SPECIFIED STATE.

C. ARBITRATION PROCEEDINGS WILL BE DETERMINED IN ACCORDANCE WITH THE ACT, THE THEN-CURRENT RULES AND PROCEDURES FOR THE ARBITRATION OF FINANCIAL SERVICES DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION OR ANY SUCCESSOR THEREOF ("AAA"), AND THE TERMS OF THIS DISPUTE RESOLUTION PROVISION.  IN THE EVENT OF ANY INCONSISTENCY, THE TERMS OF THIS DISPUTE RESOLUTION PROVISION SHALL CONTROL.  IF AAA IS UNWILLING OR UNABLE TO (I) SERVE AS THE PROVIDER OF ARBITRATION OR (II) ENFORCE ANY PROVISION OF THIS ARBITRATION CLAUSE, THE LENDER MAY DESIGNATE ANOTHER ARBITRATION ORGANIZATION WITH SIMILAR PROCEDURES TO SERVE AS THE PROVIDER OF ARBITRATION.

D. THE ARBITRATION SHALL BE ADMINISTERED BY AAA AND CONDUCTED, UNLESS OTHERWISE REQUIRED BY LAW, IN ANY U.S. STATE WHERE REAL OR TANGIBLE PERSONAL PROPERTY COLLATERAL FOR THIS CREDIT IS LOCATED OR IF THERE IS NO SUCH COLLATERAL, IN THE STATE SPECIFIED IN THE GOVERNING LAW SECTION OF THIS AGREEMENT.  ALL CLAIMS SHALL BE DETERMINED BY ONE ARBITRATOR; HOWEVER, IF CLAIMS EXCEED FIVE MILLION DOLLARS ($5,000,000), UPON THE REQUEST OF ANY PARTY, THE CLAIMS SHALL BE DECIDED BY THREE ARBITRATORS.  ALL ARBITRATION HEARINGS SHALL COMMENCE WITHIN NINETY (90) DAYS OF THE DEMAND FOR ARBITRATION AND CLOSE WITHIN NINETY (90) DAYS OF COMMENCEMENT AND THE AWARD OF THE ARBITRATOR(S) SHALL BE ISSUED WITHIN THIRTY (30) DAYS OF THE CLOSE OF THE HEARING.  HOWEVER, THE ARBITRATOR(S), UPON A SHOWING OF GOOD CAUSE, MAY EXTEND THE COMMENCEMENT OF THE HEARING FOR UP TO AN ADDITIONAL SIXTY (60) DAYS.  THE ARBITRATOR(S) SHALL PROVIDE A CONCISE WRITTEN STATEMENT OF REASONS FOR THE AWARD.  THE ARBITRATION AWARD MAY BE SUBMITTED TO ANY COURT HAVING JURISDICTION TO BE CONFIRMED AND HAVE JUDGMENT ENTERED AND ENFORCED.

E. THE ARBITRATOR(S) WILL GIVE EFFECT TO STATUTES OF LIMITATION IN DETERMINING ANY CLAIM AND MAY DISMISS THE ARBITRATION ON THE BASIS THAT THE CLAIM IS BARRED. FOR PURPOSES OF THE APPLICATION OF ANY STATUTES OF LIMITATION, THE SERVICE ON AAA UNDER APPLICABLE AAA RULES OF A NOTICE OF CLAIM IS THE EQUIVALENT OF THE FILING OF A LAWSUIT.  ANY DISPUTE CONCERNING THIS ARBITRATION PROVISION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S), EXCEPT AS SET FORTH AT SUBPARAGRAPH (H) OF THIS DISPUTE RESOLUTION PROVISION.  THE ARBITRATOR(S) SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS AGREEMENT.

F. THIS PARAGRAPH DOES NOT LIMIT THE RIGHT OF ANY PARTY TO: (I) EXERCISE SELF-HELP REMEDIES, SUCH AS BUT NOT LIMITED TO, SETOFF; (II) INITIATE JUDICIAL OR NON-JUDICIAL FORECLOSURE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL; (III) EXERCISE ANY JUDICIAL OR POWER OF SALE RIGHTS, OR (IV) ACT IN A COURT OF LAW TO OBTAIN AN INTERIM REMEDY, SUCH AS BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WRIT OF POSSESSION OR APPOINTMENT OF A RECEIVER, OR ADDITIONAL OR SUPPLEMENTARY REMEDIES.

G. THE FILING OF A COURT ACTION IS NOT INTENDED TO CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE SUING PARTY, THEREAFTER TO REQUIRE SUBMITTAL OF THE CLAIM TO ARBITRATION.

H. ANY ARBITRATION OR TRIAL BY A JUDGE OF ANY CLAIM WILL TAKE PLACE ON AN INDIVIDUAL BASIS WITHOUT RESORT TO ANY FORM OF CLASS OR REPRESENTATIVE ACTION (THE “CLASS ACTION WAIVER”).  REGARDLESS OF ANYTHING ELSE IN THIS DISPUTE RESOLUTION PROVISION, THE VALIDITY AND EFFECT OF THE CLASS ACTION WAIVER MAY BE DETERMINED ONLY BY A COURT AND NOT BY AN ARBITRATOR.  THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THAT THE CLASS ACTION WAIVER IS MATERIAL AND ESSENTIAL TO THE ARBITRATION OF ANY DISPUTES BETWEEN THE PARTIES AND IS NONSEVERABLE FROM THE AGREEMENT TO ARBITRATE CLAIMS. IF THE CLASS ACTION WAIVER IS LIMITED, VOIDED OR FOUND UNENFORCEABLE, THEN THE PARTIES’ AGREEMENT TO ARBITRATE SHALL BE NULL AND VOID WITH RESPECT TO SUCH PROCEEDING, SUBJECT TO THE RIGHT TO APPEAL THE LIMITATION OR INVALIDATION OF THE CLASS ACTION WAIVER.  THE PARTIES ACKNOWLEDGE AND AGREE THAT UNDER NO CIRCUMSTANCES WILL A CLASS ACTION BE ARBITRATED.

I. BY AGREEING TO BINDING ARBITRATION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM.  FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM.  THIS WAIVER OF JURY TRIAL SHALL REMAIN IN EFFECT EVEN IF THE CLASS ACTION WAIVER IS LIMITED, VOIDED OR FOUND UNENFORCEABLE.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

25.   Notice to Guarantor.  You are being asked to guarantee the indebtedness of Borrower.  Think carefully before you do.  If the Borrower does not pay the debt, you will have to.  Be sure you can afford to pay if you have to, and that you want to accept this responsibility.  You may have to pay up to the full amount of the debt if the Borrower does not pay.  You may also have to pay late fees or collections costs which increase this amount.  The Lender can collect this debt from you without first trying to collect from the Borrower.  The Lender can use the same collection methods against you that can be used against the Borrower, such as suing you, garnishing your wages, etc.  If this debt is ever in default, that fact may become part of YOUR credit records.  By signing below, you acknowledge that you have read this Notice and you understand your responsibility.

26.   FINAL AGREEMENT.  BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed under seal on the date first set forth above.

Guarantor:

Date	By:	/s/
Print Name:
Title:

Address for notices to Bank:	Address for notices to Guarantor:
9000 Southside Boulevard	900 S. Pine Island Road
Building 100, Third Floor, Notice Desk	Suite 400
Jacksonville, FL 32256	Plantation, Florida 33324
Facsimile:	Facsimile:_____________________

STATE OF FLORIDA	)
	)	SS:
COUNTY OF ___________	)

I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgments, the foregoing instrument was acknowledged before me by _______________________, the ________________ of __________________, a Delaware limited liability company, freely and voluntarily under authority duly vested in him/her by said company and that the seal affixed thereto is the true corporate seal of said company.  He/she is personally known to me or who has produced __________________________________________________ as identification.

WITNESS my hand and official seal in the County and State last aforesaid this ____ day of ________________, 2010.

Notary Public

Typed, printed or stamped name of Notary Public

My Commission Expires: